CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use of our reports each dated January 25, 1995 on the financial statements and financial highlights of Vontobel EuroPacific Fund, Vontobel U.S. Value Fund, and Vontobel International Bond Fund, each a series of shares of The World Funds, Inc. Such financial statements and financial highlights appear in the 1994 Annual Reports to Shareholders which are incorporated by reference in the Prospectus and in the Statement of Additional Information filed in Post-Effective Amendment Number 30 to the Registration Statement on Form N-1A of The World Funds, Inc. We also consent to the references to our Firm in such Registration Statement and Prospectus.




                              TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
October 30, 1995